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                                                                   EXHIBIT 10.93

                              AMENDED AND RESTATED
                              --------------------
                         CONSULTING SERVICES AGREEMENT
                         -----------------------------


                                                           As of January 9, 1997


Microelectronic Packaging, Inc.
9350 Trade Place
San Diego, California  92126


          The following confirms the agreement by and among G&L Investments, Gary Stein and Lewis Solomon (each, a "Consultant," and collectively, the "Consultants"), and Microelectronic Packaging, Inc., a California corporation (the "Company"), with respect to consulting services for the Company to be performed by the Consultants:

          1. This Agreement became effective on November 21, 1996. Each Consultant understands that the Company (which for all purposes of this Agreement shall also include its subsidiaries) possesses and will possess Proprietary Information that is important to the Company's business. For purposes of this Agreement, "Proprietary Information" is information that was or will be developed, created, or discovered by or on behalf of the Company, or which became or will become known by, or was or is conveyed to the Company, which has commercial value in the Company's business. "Proprietary Information" includes, but is not limited to, information about operations and maintenance, patents, financial information, trade secrets, computer programs, design, technology, ideas, know-how, processes, formulas, data, techniques, improvements, inventions (whether patentable or not), works of authorship, business and product development plans, customers and other information concerning the Company's actual or anticipated business, research or development, or which is received in confidence by or for the Company from any other person.

          Each Consultant understands that this consulting arrangement creates a relationship of confidence and trust between each Consultant and the Company with regard to Proprietary Information.

          2. Each Consultant understands that the Company possesses or will possess "Company Materials" which are important to its business. For purposes of this Agreement, "Company Materials" are documents or other media or tangible items that contain or embody Proprietary Information or any other information concerning the business, operations or plans of the Company, whether such documents have been prepared by Consultant or by others. "Company Materials" include, but are not limited to, blueprints, drawings, charts, graphs, notebooks, customer lists, computer disks, tapes
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or printouts, projections and all other financial information and other printed, typewritten or handwritten documents, as well as samples, prototypes, models, products and the like.

          3. In consideration of the mutual covenants and agreements hereafter set forth, the parties agree as follows:

              a. This Agreement will terminate automatically without any act of any party to this Agreement on November 21, 1997, unless terminated earlier by (i) any Consultant or (ii) the Company for any event of Misconduct by any Consultant. For purposes of this Agreement, the term Misconduct shall be defined to include, without limitation, any of the following grounds: (i) a Consultant's gross negligence or repeated failure or willful failure or refusal to perform his duties and responsibilities as a Consultant of the Company, any breach of any provision of this Agreement or a breach of fiduciary duties of any such Consultant, (ii) conviction of any felony or crime involving moral turpitude, fraud or misrepresentation, (iii) acts of dishonesty, fraud or embezzlement affecting the Company, (iv) any unauthorized use or disclosure by Consultant of confidential information or trade secrets of the Company, and (v) any willful or intentional act having the effect of materially injuring the reputation, business or business relationships of the Company.

          If this Agreement is terminated by any Consultant or by the Company for any event of Misconduct prior to November 21, 1997, the Consultants shall be paid their fees and reimbursed for their reasonable business expenses up to the date of termination, but the Consultants shall not be entitled to any compensation or benefits thereafter.

              b. Between January 9, 1997 and November 21, 1997, upon the mutual agreement of the parties to this Agreement, the parties may extend the term of this Agreement to November 21, 1998. At any time during this extended time period, (i) any Consultant may terminate this Agreement, (ii) the Company may terminate this Agreement for any act of Misconduct or (iii) the Company may terminate this Agreement for any reason whatsoever (other than an event of Misconduct which is governed by (ii) above) upon three months' prior written notice to Mr. Lewis Solomon. Upon such termination during such time period, the Consultants shall be paid their fees and shall be reimbursed for their reasonable business expenses up to the date of termination, but the Consultants shall not be entitled to any compensation or benefits thereafter.

              c. Between November 21, 1997 and November 21, 1998, upon the mutual agreement of the parties to this Agreement, the parties may extend the term of this Agreement to November 21, 1999. During the third year of this Agreement, all of the termination events, rights and liabilities resulting therefrom, if any, shall be governed by the terms of the last two sentences of the immediately preceding paragraph b.

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              d.    Each Consultant agrees to render consulting services
("Services") to the Company during the term of this Agreement. Each Consultant shall perform as diligently as possible such duties as the Board of Directors shall from time to time prescribe. Each Consultant also agrees to submit to the Board, in written form, all work product developed or produced under this Agreement in a timely manner. Each Consultant shall report directly to the Board of Directors and shall provide his or its services in accordance with the instructions of the Board.

              e. The Consultants shall be paid an aggregate monthly fee of $15,000.00, plus all reasonable business expenses, for time actually spent performing each such Consultant's duties under this Agreement during the term of this Agreement. In addition, the Company shall reimburse Consultants for reasonable business travel (transportation, lodging and meals) and telephone expenses Consultants are required to incur in providing the Services. The Consultants shall be responsible for designating to the Company which Consultant shall receive payment of fees and expenses. Each Consultant must provide a detailed written accounting of such expenses prior to being reimbursed. Any other expense (not related to reasonable business travel) shall require written pre-authorization by the Board of Directors of the Company prior to such expense being incurred.

              f. All stock options to be granted to Messrs. Solomon and Stein will be determined at a subsequent Board meeting but shall generally contain those provisions discussed at the January 9, 1997 Compensation Committee meeting held at the Company's U.S. headquarters. Mr. Solomon shall be paid an aggregate of fifty thousand dollars ($50,000) over the next six months starting as of January 9, 1997.

              g. For purposes of this Agreement, death or disability shall be considered termination events and Consultants shall be entitled to be compensated to the date of termination pursuant to such event, but not thereafter.

          4. All Proprietary Information and Company Materials shall be the sole property of the Company. At all times during the term of this Agreement and hereafter, each Consultant will keep in confidence and trust and will not use or disclose any Proprietary Information or Company Materials without the prior written consent of an unrelated officer of the Company. Each Consultant acknowledges that any disclosure or unauthorized use of Proprietary Information or Company Materials will constitute a breach of this Agreement and cause substantial harm to the Company for which damages would not be a fully adequate remedy, and, therefore, in the event of any such breach, in addition to other available remedies, the Company shall have the right to obtain injunctive and other forms of equitable relief.

          5. Each Consultant agrees that, immediately upon the Company's request and in any event upon completion of the Services, each Consultant shall deliver to the Company all Company Materials, excepting only each Consultant's copy of this

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Agreement. At all times before completion of Services, the Company shall have the right to examine any materials relating thereto to ensure Consultant's compliance with the provisions of this Agreement.

          6. Each Consultant agrees that during the term of this Agreement, each Consultant will not engage in any employment, business, or activity that is in any way competitive with the business or proposed business of the Company, and each Consultant will not assist any other person or organization in competing with the Company or in preparing to engage in competition with the business or proposed business of the Company.

          7. Each Consultant represents that the performance of each of the terms of this Agreement will not breach any agreement to keep in confidence proprietary information acquired by Consultant in confidence or in trust prior to the execution of this Agreement. No Consultant has entered into, and no Consultant will enter into, any agreement either written or oral that conflicts or might conflict with such Consultant's performances of the Services under this Agreement.

          8. Each Consultant is an independent contractor and is solely responsible for all taxes, withholdings, and other similar statutory obligations, including, but not limited to, workers' compensation insurance; and each Consultant agrees to defend, indemnify and hold the Company harmless from any and all claims made by any entity on account of an alleged failure by Consultant to satisfy any such tax or withholding obligations.

          9. Each Consultant's performance under this Agreement shall be conducted with due diligence and in full and strict compliance with the highest professional standards of practice in the industry. Each Consultant is in compliance with and shall comply with all applicable laws, rules, statutes and regulations in the course of performing the Services. If Consultant's work for the Company requires a license or regulatory authorization or approval, Consultant has obtained or will obtain that license and the license is in full force and effect. Each Consultant shall indemnify the Company and its officers and directors for any breach of the representations, covenants and agreements set forth in this Agreement.

          10. The Company shall maintain directors' and officers' liability insurance in an aggregate minimum coverage amount of no less than five million dollars, which insurance policy shall include Mr. Solomon as a member of the Board of Directors. In addition, the Company shall indemnify Messrs. Solomon and Stein pursuant to the Company's Articles of Incorporation and Bylaws and shall enter into its standard indemnification agreement for officers and directors with each of such two Consultants.

          11.  Consultant agrees that any dispute as to the meaning, effect or

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validity of this Agreement shall be resolved in accordance with the laws of the
State of California without regard to the conflict of laws provisions thereof. Consultant further agrees that if one or more provisions of this Agreement are held to be illegal or unenforceable under California law, such illegal or unenforceable portion(s) shall be limited or excluded from this Agreement to the minimum extent required and the balance of the Agreement shall be interpreted as if such portion(s) were so limited or excluded and shall be enforceable in accordance with its terms.

          12. This Agreement shall be binding upon all Consultants, and shall inure to the benefit of the parties hereto and their respective heirs, successors, assigns, and personal representatives; provided, however, that this Agreement shall not be assignable by any Consultant.

          13. Except with respect to the stock option plan, stock option agreement and related plan documents which shall govern the terms of the stock options granted and to be granted to such Consultant, this Agreement contains the entire understanding of the parties regarding its subject matter, supersedes all prior or oral representations, warranties, covenants and agreements, including the term sheet dated as of this date, and can only be modified by a subsequent written agreement executed by the President of the Company or members of the Board of Directors (provided neither person is a Consultant at the time) and the Consultants.

          14. All notices required or given herewith shall be addressed to the Company or Consultant at the designated addresses shown below by registered mail, special delivery, or by certified courier service:

             a.     To Company:
                    ----------

                    Microelectronic Packaging, Inc.
                    9350 Trade Place
                    San Diego, California  92126

                    With a Copy to:
                    --------------

                    Warren T. Lazarow
                    Brobeck, Phleger & Harrison LLP
                    2200 Geng Road
                    Two Embarcadero Place
                    Palo Alto, California 94303

               b.   To Consultant:
                    -------------

                    G&L Investments
                    Mr. Lewis Solomon

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                    Mr. Gary Stein
                    144 Nassau Boulevard
                    West Hempstead, New York  11552

          15. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys' fees, costs and disbursements, in addition to any other relief to which the party may be entitled.

          16. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

          17. Each Consultant acknowledges and agrees to act as an advisor to the Company and will perform only those services as agreed to pursuant to directions from the Board of Directors or directions from the actual President and Chief Executive Officer who shall report directly to the Board of Directors. Each Consultant understands and agrees that he is not authorized and can not legally bind the Company to any action or inaction unless and until specific Board of Directors' approval has been solicited and obtained in writing. Moreover, Consultants may not discuss the Company's plans or business or operations unless and until specific Board of Directors approval has been solicited and obtained.

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          EACH CONSULTANT HAS READ THIS AGREEMENT CAREFULLY AND UNDERSTANDS AND
ACCEPTS THE OBLIGATIONS THAT IT IMPOSES UPON EACH CONSULTANT WITHOUT RESERVATION. NO PROMISES OR REPRESENTATIONS HAVE BEEN MADE TO ANY CONSULTANT TO INDUCE EACH CONSULTANT TO SIGN THIS AGREEMENT. EACH CONSULTANT SIGNS THIS AGREEMENT VOLUNTARILY AND FREELY.



                                         ----------------------------
                                         G&L Investments



                                         ----------------------------
                                         Lewis Solomon



                                         ----------------------------
                                         Gary Stein



Dated:  January 9, 1997

ACCEPTED AND AGREED TO:
Microelectronic Packaging, Inc.


By
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